Diodes First Quarter 2007 Conference Call Participants:
Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White
Ver# 2G

Introduction: Crocker Coulson, CCG

Good afternoon and welcome to Diodes’ first quarter 2007 earnings conference call.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu, and Chief Financial Officer, Carl Wertz, Sr. VP of Sales and Marketing, Mark King, and Sr. Vice President-Finance, Richard White.

Before I turn the call over to Dr. Lu, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today May 2, 2007. Diodes assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes’ website at www.diodes.com.

And now it’s my pleasure to turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu, President and CEO of Diodes, Inc.

Thank you, Crocker.

Welcome everyone, and thank you for joining us today.

We are pleased to report another quarter of solid results, with Diodes continuing to out-perform the overall industry.

A few of our accomplishments during the first quarter we:

1st - moved forward on our analog strategy

2nd -launched a number of new innovative products,

and 3rd - delivered solid results for our shareholders.

First quarter 2007 highlights include the following results:
•	Revenues grew 25% year over year to $92 million dollars

•	Gross profit increased 22% year over year to $29.5 million dollars

•	Net income grew 40% year over year to $13 million dollars, or $0.47 cents per share

Diodes continued to outperform the overall market and to take share in the application specific standard discrete and analog space, despite a more difficult industry environment as a result of weakness in the computer and industrial segments this quarter.

Diodes’ performance is a result of our ability to combine customer-focused innovation in the discrete and standard analog markets with state-of-the-art, cost efficient packaging to deliver greater value to our customers, while at the same time delivering positive results for our shareholders.

During the quarter we completed the integration of the Super Barrier Rectifier, we call SBR® technology, into our sales channels and launched the SBR® product family packaged in Diodes’ proprietary high-performance PowerDITM123, and in the Ultra-Miniature DFN package, the first two of many planned SBR® product introductions.

These offerings provide breakthrough performance not attainable with traditional Schottky technology. We are very pleased with our customer’s acceptance of our SBR® product family, with several design wins in the quarter and many more expected in the quarters to come.

These product launches are a good example of Diodes’ effective research and development for next-generation technologies designed to meet the growing demand for higher efficiencies and smaller form factor in the fastest growing end markets.

Finally, Diodes ended the quarter with $335 million dollars in cash and short term investments, which give us enough financial flexibility to evaluate additional opportunities to accelerate our profitable growth. We are actively evaluating acquisition candidates within our targeted market segments that fit our M&A criteria.

As we enter the second quarter, we expect to continue to build on our strengths as we benefit from synergies between our discrete and adjacent analog products and continue to focus on customer centric innovation and efficient manufacturing to deliver profitable growth.

With that, I’m going to turn the call over to Carl to discuss our financial results in more detail.

1Q 2007 Financials: Carl Wertz

Thanks, Dr. Lu, and good afternoon everyone.

As Dr. Lu mentioned, in the first quarter Diodes continued to outperform the industry, and to make progress executing our strategy. Despite a more challenging market environment in the first quarter of 2007, revenue and profits increased significantly on a year-over-year basis.

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Revenues for the first quarter were $92 million, an increase of 25% from the first quarter of 2006. On a sequential basis our revenues declined 2.6%. New product sales grew to 32% of revenue, compared to 23% just one year ago.

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Gross profit for the first quarter of 2007 increased 21.9% compared to the same period last year, to $29.5 million, or 32.1% of revenue, compared to 32.9% in the prior-year quarter, and 33.4% in the fourth quarter of 2006. While sequential unit sales increased 2% and analog margin increased approximately 300 basis points, overall gross margin was affected by a 6% decrease in discrete selling prices.

Over the course of 2007, we see opportunities for margin expansion as we continue to transition from outsourced production to our state-of-the art packaging facilities, and as we continue to introduce new products.

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Selling, General & Administrative expenses for the quarter improved to 13.8% of revenue or $12.7 million, compared to 15.3% of revenue or $11.3 million, in the comparable quarter last year. Included in first quarter 2007 SG&A was $1.3 million in non-cash, FAS-123R share-based compensation, equal to the first quarter of 2006. In the earnings release we have included a table to reconcile the impact of share-based compensation to our adjusted net income.

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Research and development investment in the quarter was $2.9 million, or 3.2% of revenue, compared to $2 million or 2.7% of revenue, in the first quarter of 2006. The R&D increase was primarily due to additional R&D initiatives, as well as the APD acquisition in the 4th quarter which provided the SBR® technology. We continue to enhance our research and development capabilities to support our broader market focus and profitable growth objectives.

•	EBITDA for the quarter was $19.3 million, compared to $15.1 million last year.

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Our effective income tax rate in the first quarter was 16.5%, compared to 20.5% for the previous quarter, and 15.5% for the same period last year. The lower effective tax rate reflects additional tax planning efforts aimed at improving our tax rate with lower planned foreign earnings repatriations in 2007. Going forward, we currently anticipate our consolidated tax rate to be comparable to 1Q07.

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Net income increased 39.7% year-over-year to $13.0 million, or $0.47 per share, up from $9.3 million, or $0.34 per share, in the first quarter of 2006. Adjusted net income excludes $1.2 million, net of tax, FAS-123R stock option expense and was $14.2 million or $0.50 per share.

•	Cash flow from operations for the quarter was $6.5 million.

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Turning to the balance sheet, at the end of the quarter we had $335 million in total cash and short-term investments, $407 million in working capital, and $237 million in long-term term debt including the convertible bond.

•	Our total debt to equity ratio was 1.0, while our total debt to assets was 51%.

•	Inventories ended the first quarter at $49 million, with inventory days at 73 compared to 69 days the previous quarter.

•	Accounts receivable days were 81 days in the first quarter compared to 74 days in the prior quarter. We continue to experience some pressure to extend terms, especially in Asia and Europe.

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Capital expenditures for the current quarter were $12.4 million or 13.4% of revenue, slightly ahead of our 10 to 12% full-year estimate. Depreciation expense for the first quarter of 2007 was $6.3 million.

As to our Outlook…

With a book-to-bill ratio slightly above one, we expect to achieve record second quarter revenue with sequential growth in the 2 to 5% range, with comparable gross profit improvement.

In summary, despite near term industry headwinds, we remain confident that Diodes’ focus on the application specific standard products within the broad discrete and analog market, while leveraging our cost efficient manufacturing base, position us well to continue to deliver profitable growth in the quarters and years ahead.

With that said, I’m now going to turn the discussion over to Mark King, our Sr. VP of Sales and Marketing. Mark will discuss our new products, market opportunities, and give you a view on the direction of the general marketplace.

Markets and Growth Strategies - Mark King

Thanks, Carl and good afternoon.

During Q1 we made significant progress along our new product road map in the discrete, analog and power management categories.  Sales of new products reached 32% of total sales, driven by products in our subminiature array, QFN, PowerDITM, SBR® and Schottky platforms on the discrete side, and our analog product lines in general.

We launched 48 products from 12 product families in the quarter. Earlier in the quarter, we launched an SBR® product family in Diodes’ proprietary high performance PowerDITM123 package, marking the industry's first 3 Ampere SBR® rectifiers to be offered in a high power density package. In Q1 we also launched the AP1580, our next generation, high-current, high-voltage PWM Buck Converter. This line is targeted at important high volume electronic devices like LCD and plasma TVs. We also launched a new series of low threshold MOSFETs, optimized for low-voltage applications common to ultra-miniature electronic devices including mobile phones and digital media players.

More recently, we announced the introduction of an industry leading 0.5 ampere SBR® in our ultra-miniature DFN-1006 package. The SBR offers exceptionally low forward-voltage drop combined with the lowest reverse leakage current characteristics available on the market. With its extremely compact form factor occupying only 0.6 square millimeters of PCB area, Diodes' DFN package has received strong customer interest prompting us to expedite a broad general DFN product expansion. Finally, we launched a new 300-mA fast transient response LDO designed for simple integration into a wide variety of low-power applications including Bluetooth headsets, mobile phones, and digital media players.

During the quarter, we fully integrated the recently acquired SBR® technology into Diodes’ sales channel, and qualified and converted 100% of the product line to the Diodes brand. The move to internal manufacturing of small outline packages is complete, and we began our first internal assembly builds of the DPAK and TO-220 power packages during Q1. Customer interest for both standard and customized devices has been exceptionally strong, and we expect a fast ramp of our SBR® line, with a flow of new innovative products expected to be launched in the coming quarters.

Now for Geographic Breakout…

Market share for Diodes’ products remained at all time highs in the first quarter.

Asia revenue declined sequentially driven by seasonally slow demand levels in the consumer and computer segments, and contributed 71.5% of our first quarter sales. As expected, core end equipment categories such as digital audio players, notebook computers, motherboard and LCD TVs were down in the quarter affecting both top-line revenue and overall product mix.  Units were flat quarter over quarter, while ASP was down 7% in Asia.

North America

North America revenue was slightly higher than Q4, driven by set-top-box, and generally stable demand across the board. A significant portion of the set-top box business was a result of new analog design wins from previous quarters.

Design activity in the quarter was high with 132 new part qualifications at 45 customers, including 12 analog designs.  We saw strong interest in our DFN, and PowerDITM products as well as increased interest in our linear regulator lines resulting in several significant design wins. We also saw continued strong interest from the power engineering community in our newly acquired SBR® technology with several design wins expected in Q2.

North America distributor POS was up slightly with POP and inventory flat compared to Q4.

Wafer unit volume was up 6.4% sequentially in the quarter, but ASPs were down 3.5% sequentially. ASPs for discrete components were down 6% in Q1 compared to the prior quarter.

In Europe…

Diodes gained significant momentum during Q1, with sales up 62% sequentially, and with OEM sales up 20% and distributor point of sales up 16% over Q4, both record levels. Europe accounted for 4.5% of our sales in the quarter.

Our opportunities in Europe continue to expand with design wins, initial orders, and expanded contracts at more than 20 accounts in Q1, including two significant SBR® wins that will result in Q2 orders, 7 new analog design wins and 5 hall sensor wins. We expect our positive momentum should continue in Q2 and beyond.

Moving to Market Segments…

For the first quarter, our segment breakout was: 38% consumer, 35% computer and peripherals, 15% telecom, 10% industrial, and 2% automotive.

Now I’ll go into Design Wins

Design activity was strong across all regions.   We had multiple design wins at over 65 accounts globally.  The activity around our new SBR® technology has been tremendous, with design wins at 7 accounts globally for end-use applications in communication and LCD TV, among others. More importantly, the in-process design volume is quite high, and initial customer input has highlighted many new product opportunities for standard products as well as customer specific devices.

Traction on standard analog design wins is steadily ramping up in North America and Europe. In Q1 we began moving this product line into our channels in these regions, and have seen broad customer interest. We also had wins in key OEM accounts with LDO and switcher wins in satellite set-top box, an upcoming games console, and in DSL modem.

In Asia, standard analog design activity was strong in LCD TV and motherboards, and we have seen strong interest in our Omni-polar hall sensor platform with key design wins in 2 cell phone designs and a new notebook design.

On the discrete side, we continued to see robust interest in our DFN leadless packages especially our new 0.4mil thick devices, our recently announced low-threshold MOSFET line, PowerDITM, and Array platforms.  We had significant wins in digital audio players, mobile handset, notebook, and LCD module.

The synergy between the analog and discrete product lines continues to present opportunities to expand and deepen our relationship with our customer base.

We expect the design activity on our newly acquired Super Barrier Rectifier product line to be very strong in the coming quarter. We will also be working with customers to outline and develop application or customer specific requirements that can be exploited with this technology.

In Summary…

We are very pleased with our progress in the first quarter. While the industry environment has become more challenging in recent months, we feel confident that Diodes is well positioned to continue to expand our share of the market, realize cost and cross-selling synergies from our acquisitions, and accelerate the pace of product innovation through our expanded global R&D platform.

As we enter the second quarter, we will continue to leverage our core competencies around manufacturing excellence and customer centric innovation to expand our position with our customers on the next generation of end devices. We feel confident we are in the right segments and have the right product focus to drive organic growth above the overall market. In addition, we are evaluating acquisition opportunities to accelerate that growth, by expanding our addressable markets, enhancing our product breadth, and expanding our customer base and geographic footprint.

With that, let’s open the floor to questions. Operator?